SHARE EXCHANGE AGREEMENT

by and among

Tiger Fair Limited,

King Harbour International Limited,

SINO CEMENT, INC.

AND

VALENTYNA STUPENKO

dated as of February 21, 2011

SHARE EXCHANGE AGREEMENT

SHARE EXCHANGE AGREEMENT, dated as of February 21, 2011 (this "Agreement") by and among Tiger Fair Limited, a Hong Kong corporation ("Tiger Fair"), King Harbour International Limited, a British Virgin Islands corporation ("King Harbour"), Sino Cement, Inc., a Nevada Corporation ("OCEE"), and Valentyna Stupenko.

WHEREAS, King Harbour owns 100% of the issued and outstanding capital stock of Tiger Fair, such capital stock being hereinafter referred to as the "Tiger Fair Shares"; and

WHEREAS, on September 15, 2010 the Company's board of directors approved a forward share split of its authorized, issued and outstanding stock on a basis of 1.3089005 new shares for each 1 share of the Company before the forward stock split; and

WHEREAS, (i) Tiger Fair and King Harbour believe it is in their respective best interests for King Harbour to exchange all of the Tiger Fair Shares for 14,250,000 newly-issued post-split shares (the "OCEE Shares") of common stock, $.001 par value per share, of OCEE ("Common Stock") issued as set forth in Exhibit A attached hereto, and (ii) OCEE believes it is in its best interest to acquire the Tiger Fair Shares in exchange for the OCEE Shares, all upon the terms and subject to the conditions set forth in this Agreement (the "Share Exchange"); and

WHEREAS, it is the intention of the parties that: (i) OCEE shall acquire 100% of the Tiger Fair Shares in exchange solely for the number of OCEE Shares set forth herein; (ii) the Share Exchange shall qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"); and (iii) the Share Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended and in effect on the date of this Agreement (the "Securities Act"); and

WHEREAS, immediately prior to the Share Exchange, OCEE shall cancel 14,718,590 post-split shares of OCEE held by certain OCEE stockholders and Valentyna Stupenko shall forgive all debt owed to her by OCEE; and

WHEREAS, immediately prior to the Share Exchange, not more than 15,968,620 post-split shares of Common Stock of OCEE shall be issued and outstanding;

WHEREAS, immediately following the Share Exchange, not more than 15,500,030 post-split shares of Common Stock of OCEE shall be issued and outstanding;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

EXCHANGE OF TIGER FAIR SHARES FOR OCEE SHARES

Section 1.1 Agreement to Exchange Tiger Fair Shares for OCEE Shares. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, King Harbour shall assign, transfer, convey and deliver the Tiger Fair Shares to OCEE, and in consideration and exchange therefor OCEE shall assign, transfer, convey and deliver the OCEE Shares to King Harbour. At the Closing, the OCEE Shares to be issued to King Harbour in exchange for the Tiger Fair Shares shall be issued to King Harbour as described in Schedule 1.1 hereto.

Section 1.2 Capitalization at the Closing. On the Closing Date, immediately before the consummation of the Share Exchange, OCEE shall have as authorized capital stock a total of 98,167,538 post-split shares of Common Stock, $.001 par value per share, of which not more than 15,968,620 post-split shares of Common Stock shall be issued and outstanding..

Section 1.3 Closing and Actions at Closing.

a. The closing of the Share Exchange (the "Closing") shall take place at 5:00 p.m. E.S.T. on the day the conditions to closing set forth in Articles V and VI herein have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of Macdonald Tuskey.

b. At the Closing: (i) King Harbour shall deliver to OCEE the stock certificates representing one hundred percent (100%) of the Tiger Fair Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank; and (ii) in full consideration and exchange for the Tiger Fair Shares, OCEE shall issue and deliver to King Harbour, or its designees, stock certificates representing all of the OCEE Shares in proportion to their respective ownership of the OCEE Shares as described in Schedule 1.1 hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF OCEE AND VALENTYNA STUPENKO

Each of OCEE and Valentyna Stupenko (where specifically included) hereby, severally and not jointly, represents, warrants and agrees that all of the statements in the following subsections of this Section 2 are true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date:

Section 2.1 Disclosure Schedules

The disclosure schedules attached hereto as Schedule 2.1 through 2.16 (the "OCEE Disclosure Schedules") are divided into sections that correspond to the sections of this Section 2. The OCEE Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Section 2. For purposes of this Section 2, any statement, facts, representations, or admissions contained in the public filings made by OCEE with the United States Securities and Exchange Commission (the "SEC"), are deemed to be included in the OCEE Disclosure Schedules and all such information is deemed to be fully disclosed to Tiger Fair and King Harbour.

Section 2.2 Corporate Organization

a. OCEE is a corporation duly organized, validly existing and in good standing under the laws of Nevada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by OCEE or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of OCEE;

b. Copies of the Articles of Incorporation and By-laws of OCEE with all amendments thereto to the date hereof (the "OCEE Charter Documents"), have been furnished to King Harbour and to Tiger Fair, and such copies are accurate and complete as of the date hereof. The minute books of OCEE are current as required by law, contain the minutes of all meetings of the Board of Directors and stockholders of OCEE from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and stockholders of OCEE. OCEE is not in violation of any of the provisions of the OCEE Charter Documents.

Section 2.3 Capitalization of OCEE.

a. On the Closing Date, immediately before the consummation of the Share Exchange, the entire authorized capital stock of OCEE consisted of 98,167,538 post-split shares of Common Stock, of which not more than 15,968,620 post-split shares of Common Stock shall be issued and outstanding. Immediately following the Share Exchange, King Harbour will own 92% of the total combined voting power of all classes of OCEE stock entitled to vote on a fully diluted basis.

b. The issuance of the OCEE Shares will be in accordance with the provisions of this Agreement. On the Closing Date all of the issued and outstanding shares of Common Stock of OCEE Shares and all of the OCEE Shares to be issued pursuant to this Agreement will have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable, will have been issued in compliance with all applicable securities laws, and will have been issued free of preemptive rights of any security holder. As of the date of this Agreement there are, and as of the Closing Date there will be, no outstanding or authorized options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire or receive any shares of OCEE's capital stock, nor are there or will there be any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to OCEE or any Common Stock, or any voting trusts, proxies or other agreements or understandings with respect to the voting of OCEE's capital stock as of the Closing Date, except with respect to the securities to be issued pursuant to this Agreement. There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which OCEE is a party or by which it is bound with respect to any equity security of any class of OCEE.

Section 2.4 Subsidiaries and Equity Investments. OCEE does not directly or indirectly own any capital stock or other securities of, or any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity, including without limitation any Subsidiary of OCEE. For purposes of this Agreement, a "Subsidiary" of a company means any entity in which, at the date of this Agreement, such company or any of its subsidiaries directly or indirectly owns any of the capital stock, equity or similar interests or voting power.

Section 2.5 Authorization and Validity of Agreements. Each of OCEE and Valentyna Stupenko has all power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by OCEE and Valentyna Stupenko, and the consummation by OCEE of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of OCEE and Valentyna Stupenko, and no other corporate proceedings on the part of OCEE are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of OCEE and Valentyna Stupenko, and is enforceable in accordance with its terms. OCEE does not need to give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under states securities laws, the Securities Act of 1933, as amended (the "Securities Act") and/or the Securities Exchange Act of 1934, as amended (the "Exchange Act") resulting from the issuance of the OCEE Shares.

Section 2.6 No Conflict or Violation. Neither the execution and delivery of this Agreement by OCEE, nor the consummation by OCEE of the transactions contemplated hereby will: (i) violate any provision of the OCEE Charter Documents; (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which OCEE is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which OCEE is a party or by which it is bound, or to which any of its assets is subject; or (iii) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of OCEE's assets, including without limitation the OCEE Shares.

Section 2.7 Material Agreements. Except as set forth on Schedule 2.7 attached hereto, OCEE is not a party to or bound by any contracts, including, but not limited to, any:

a. employment, advisory or consulting contract;

b. plan providing for employee benefits of any nature;

c. lease with respect to any property or equipment;

d. contract, agreement, understanding or commitment for any future expenditure in excess of $5,000 in the aggregate;

e. contract or commitment pursuant to which it has assumed, guaranteed, endorsed, or otherwise become liable for any obligation of any other person, entity or organization;

f. agreement with any person relating to the dividend, purchase or sale of securities, that has not been settled by the delivery or payment of securities when due, and which remains unsettled upon the date of this Agreement.

Neither Valentyna Stupenko nor any of its affiliates is a party to any side agreements relating to the Share Exchange.

Section 2.8 Litigation. There is no action, suit, proceeding or investigation ("Action") pending or, to the best knowledge of OCEE or Valentyna Stupenko, currently threatened against OCEE or any of its Subsidiaries or any of their respective affiliates, that may affect the validity of this Agreement or the right of OCEE to enter into this Agreement or to consummate the transactions contemplated hereby or thereby. There is no Action pending or, to the best knowledge of OCEE or Valentyna Stupenko, currently threatened against OCEE or any of its Subsidiaries or any of their respective affiliates, before any court or by or before any governmental body or any arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against OCEE or any of its Subsidiaries or any of their respective affiliates. Neither OCEE nor any of its Subsidiaries or any of their respective affiliates is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by OCEE or any of its Subsidiaries or any of their respective affiliates relating to OCEE currently pending or which OCEE or any of its Subsidiaries or any of their respective affiliates intends to initiate.

Section 2.9 Compliance with Laws. OCEE, each of its Subsidiaries, and each of their respective affiliates has been and is in compliance with, and has not received any notice of any violation of any, applicable law, ordinance, regulation or rule of any kind whatsoever, including without limitation the Securities Act, the Exchange Act, the applicable rules and regulations of the SEC, or the applicable securities laws and rules and regulations of any state. OCEE is not an "investment company" as such term is defined by the Investment Company Act of 1940, as amended.

Section 2.10 Financial Statements; SEC Filings.

a. OCEE's financial statements (the "Financial Statements") contained in its periodic reports filed with the SEC have been prepared in accordance with generally accepted accounting principles applicable in the United States of America ("U.S. GAAP") applied on a consistent basis throughout the periods indicated and with each other, except that those of the Financial Statements that are not audited do not contain all footnotes required by U.S. GAAP. The Financial Statements fairly present the financial condition and operating results of OCEE as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements or as disclosed in Schedule 2.10(a), OCEE has no material liabilities (contingent or otherwise). OCEE is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. OCEE maintains and will continue to maintain until the Closing a standard system of accounting established and administered in accordance with U.S. GAAP.

b. (i) Except for the Annual Report on Form 10-K for the period ended April 30, 2010, OCEE has timely made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act (the "Public Reports"). Each of the Public Reports has complied in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the Sarbanes/Oxley Act of 2002 (the "Sarbanes/Oxley Act") and/or regulations promulgated thereunder. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading. To the knowledge of OCEE or the OCEE Controlling Shareholders, there is no event, fact or circumstance that would cause any certification signed by any officer of OCEE in connection with any Public Report pursuant to the Sarbanes/Oxley Act to be untrue, inaccurate or incorrect in any respect. There is no revocation order, suspension order, injunction or other proceeding or law affecting the trading of its Common Stock. The consummation of the transactions contemplated by this Agreement do not conflict with and will not result in any violation of any FINRA or OTC Bulletin Board trading requirement or standard applicable to OCEE or its Common Stock. All of the issued and outstanding shares of Common Stock have been issued in compliance with the Securities Act and applicable state securities laws and no stockholder of OCEE has any right to rescind or other claim against OCEE for failure to comply with the Securities Act or state securities laws.

(ii) Since the date of the filing of its annual report on Form 10-K for the year ended April 30, 2010, except as specifically disclosed in the Public Reports: (A) there has been no event, occurrence or development that has resulted in or could result in a Material Adverse Effect (for purposes of this Section 2.9, a "Material Adverse Effect" means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, assets, condition (financial or otherwise), operating results or prospects of OCEE); (B) OCEE has not incurred any liabilities, contingent or otherwise, other than professional fees, which are accurately disclosed in the Public Reports; (C) OCEE has not declared or made any dividend or distribution of cash or property to its shareholders, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, or issued any equity securities; and (D) OCEE has not made any loan, advance or capital contribution to or investment in any person or entity.

Section 2.11 Books and Financial Records. All the accounts, books, registers, ledgers, Board minutes and financial and other material records of whatsoever kind of each of OCEE and any Subsidiary of OCEE have been fully, properly and accurately kept and completed; there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and they give and reflect a true and fair view of the financial, contractual and legal position of OCEE and each such Subsidiary.

Section 2.12 Employee Benefit Plans. OCEE does not have any "Employee Benefit Plan" as defined in the U.S. Employee Retirement Income Security Act of 1974 or similar plans under any applicable laws.

Section 2.13 Absence of Undisclosed Liabilities. As of the Closing Date, OCEE will have no liabilities of any kind whatsoever. OCEE is not a guarantor of any indebtedness of any other person, entity or corporation.

Section 2.14 No Broker Fees. Except as set forth in Schedule 2.15, no brokers, finders or financial advisory fees or commissions will be payable by or to OCEE or Valentyna Stupenko of any of their affiliates with respect to the transactions contemplated by this Agreement.

Section 2.15 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or anticipated by OCEE to arise, between OCEE and any accountants and/or lawyers formerly or presently employed by OCEE. OCEE is current with respect to fees owed to its accountants and lawyers.

Section 2.16 Disclosure. This Agreement and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of OCEE in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 2.17 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by OCEE and Valentyna Stupenko at the Closing as if made at such time and shall survive the Closing for a period terminating twenty-four months after the date of the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TIGER FAIR AND KING HARBOUR

Tiger Fair and King Harbour hereby represent, warrant and agree that all of the statements in the following subsections of this Section 3 are true and complete as of the date hereof, and will, except as contemplated by this Agreement, be true and complete as of the Closing Date as if first made on such date. The disclosure schedule attached hereto as Schedule 3.1 through 3.25 (the "Tiger Fair Disclosure Schedules") are divided into sections that correspond to the sections of this Section 3. The Tiger Fair Disclosure Schedules comprise lists of all exceptions to the truth and accuracy in all material respects of, and of all disclosures or descriptions required by, the representations and warranties set forth in the remaining sections of this Section 3.

Section 3.1 Corporate Organization. Tiger Fair is organized as a Hong Kong corporation and is validly existing and in good standing under the laws of Hong Kong; and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned to be conducted. Tiger Fair is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and to consummate the transactions contemplated under this Agreement, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition or results of operation of Tiger Fair. Tiger Fair has delivered to OCEE and Valentyna Stupenko complete and correct copies of the following documents (referred to herein as the "Tiger Fair Charter Documents"): (a) the articles or certificate of incorporation and the by-laws or code of regulations of a corporation; (b) any other document performing a similar function to the documents specified in clauses (a) or (b) adopted or filed in connection with the creation, formation or organization of a Person (as defined elsewhere in this Agreement); and (c) any and all amendments to any of the foregoing. Tiger Fair is not in violation of any of the provisions of the Tiger Fair Charter Documents. The minute books or the equivalent of Tiger Fair contain true and accurate records of all meetings and consents in lieu of meetings of its Board of Directors and stockholders ("Corporate Records"), from the time of its organization until the date hereof. The stock ledgers and other ownership records of the shares of all of Tiger Fair's common stock (the "Tiger Fair Share Records") are true, complete and accurate records of the ownership of the shares of such capital stock as of the date thereof and contain all issuances and transfers of such shares since the time of organization of Tiger Fair.

Section 3.2 Capitalization of Tiger Fair; Title to the Tiger Fair Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, Tiger Fair shall have authorized capital consisting of 100,000 shares of common stock, par value HK $1.00 per share, 100,000 shares of which, constituting all of the Tiger Fair Shares, are issued and outstanding. All of the Tiger Fair Shares are owned of record by King Harbour. The Tiger Fair Shares are the sole outstanding shares of common stock of Tiger Fair and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of common stock or any un-issued or treasury shares of common stock of Tiger Fair.

Section 3.3 Subsidiaries and Equity Investments.

a. Each Subsidiary and affiliated company of Tiger Fair is set forth on Schedule 3.3(a).

b. Except as set forth on Schedule 3.3(a), Tiger Fair does not, directly or indirectly, own any capital stock or other securities of, or have any beneficial ownership interest in, or hold any equity or similar interest, or have any investment in any corporation, limited liability company, partnership, limited partnership, joint venture or other company, person or other entity. For each entity listed thereon, Schedule 3.3(a) sets forth its jurisdiction of organization and the percentage of the outstanding capital stock or other equity interests of such entity that is held by Tiger Fair. Each entity listed on Schedule 3.3(a) is duly organized and validly existing and, except as set forth on Schedule 3.3(a), is in good standing under the laws of the jurisdiction of its formation; has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted; and, if applicable, is duly qualified as a foreign entity to do business and, to the extent legally applicable, is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect.

Section 3.4 Authorization and Validity of Agreements. Tiger Fair has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. King Harbour has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Tiger Fair and King Harbour and is enforceable in accordance with its terms against each of them. Neither Tiger Fair nor King Harbour need give any notice to, make any filings with, or obtain any authorization, consent or approval of any government or governmental agency or other person in order for it to consummate the transactions contemplated by this Agreement, other than filings that may be required or permitted under state securities laws, the Securities Act and/or the Exchange Act resulting from the transfer and exchange of the Tiger Fair Shares. The execution and delivery of this Agreement by Tiger Fair and King Harbour, and the consummation by Tiger Fair and by King Harbour of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of Tiger Fair and King Harbour, and no other corporate proceedings on the part of Tiger Fair or other actions on the part of King Harbour are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 3.5 No Conflict or Violation. Neither the execution and delivery of this Agreement by Tiger Fair or King Harbour, nor the consummation by Tiger Fair and/or King Harbour of the transactions contemplated hereby will: (i) violate any provision of the Tiger Fair Charter Documents, (ii) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, court, administrative panel or other tribunal to which Tiger Fair and/or King Harbour are subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Tiger Fair and/or King Harbour is/are a party or by which it/they is/are bound, or to which any of its/their/his assets is subject; or (iv) result in or require the creation or imposition of any encumbrance of any nature upon or with respect to any of Tiger Fair's or any of King Harbour' assets, including without limitation the Tiger Fair Shares.

Section 3.6 Compliance with Laws and Other Instruments. Except as would not have a Material Adverse Effect on Tiger Fair, the business and operations of Tiger Fair have been and are being conducted in accordance with all applicable foreign, federal, state and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. Except as would not have a Material Adverse Effect on Tiger Fair, Tiger Fair is not, and is not alleged to be, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Tiger Fair Charter Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Tiger Fair is a party or by which any of Tiger Fair's properties, assets or rights are bound or affected. To the knowledge of Tiger Fair, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which Tiger Fair is a party are (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Tiger Fair is not subject to any obligation or restriction of any kind or character, nor are there, to the knowledge of Tiger Fair, any event or circumstance relating to Tiger Fair that materially and adversely affects in any way their business, properties, assets or prospects or that would prevent or make burdensome their performance of or compliance with all or any part of this Agreement or the consummation of the transactions contemplated hereby or thereby. "Material Adverse Effect" means, when used with respect to Tiger Fair, any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of Tiger Fair, in each case taken as a whole, or (b) materially impair the ability of Tiger Fair to perform its obligations under this Agreement, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which Tiger Fair operates.

Section 3.7 Brokers' Fees. Neither King Harbour nor Tiger Fair has any liability to pay any fees or commissions or other consideration to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to that listed under Schedule 3.7.

Section 3.8 Investment Representations.

a. The OCEE Shares will be acquired hereunder solely for the account of King Harbour for investment, and not with a view to the resale or distribution thereof. King Harbour understands and is able to bear any economic risks associated with acquiring the OCEE Shares. King Harbour have had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the OCEE Shares.

b. No offer to enter into this Agreement has been made by OCEE to King Harbour in the United States. King Harbour or any of their respective affiliates or any person acting on their behalf or on behalf of any such affiliate, has engaged or will engage in any activity undertaken for the purpose of, or that reasonably could be expected to have the effect of, conditioning the markets in the United States for the OCEE Shares, including, but not limited to, effecting any sale or short sale of securities, prior to the expiration of any restricted period contained in Regulation S promulgated under the Securities Act (any such activity being defined herein as a "Directed Selling Effort"). To the best knowledge of King Harbour this Agreement and the transactions contemplated herein are not part of a plan or scheme to evade the registration provisions of the Securities Act, and the OCEE Shares are being acquired for investment purposes by King Harbour. King Harbour agree that all offers and sales of the OCEE Shares from the date hereof and through the expiration of any restricted period set forth in Rule 903 of Regulation S (as the same may be amended from time to time hereafter) shall not be made to U.S. Persons (within the meaning of Regulation S) or for the account or benefit of U.S. Persons and shall otherwise be made in compliance with the provisions of Regulation S and any other applicable provisions of the Securities Act. King Harbour or any of its representatives has conducted any Directed Selling Effort as that term is used and defined in Rule 902 of Regulation S and neither of them nor any of their respective representatives will engage in any such Directed Selling Effort within the United States through the expiration of any restricted period set forth in Rule 903 of Regulation S.

Section 3.9 Ownership of Shares. Each Tiger Fair Shareholder is both the record and beneficial owner of the Tiger Fair Shares set forth opposite such Tiger Fair Shareholder's name on Schedule 3.9 hereto. Each Tiger Fair Shareholder is not the record or beneficial owner of any other Tiger Fair Shares. The information set forth on Schedule 3.9 with respect to each Tiger Fair Shareholder is accurate and complete. Each Tiger Fair Shareholder has and shall transfer at the Closing, good and marketable title to the Tiger Fair Shares shown as owned of record by such Tiger Fair Shareholder on Schedule 3.9 to this Agreement, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer or adverse claims of any nature whatsoever ("Liens").

Section 3.10 Pre-emptive Rights. At Closing, no Tiger Fair Shareholder has any pre-emptive rights or any other rights to acquire any Tiger Fair Shares that have not been waived or exercised.

Section 3.11 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of Tiger Fair or King Harbour in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

Section 3.12 Title to and Condition of Properties. Tiger Fair owns or holds under valid leases or other rights to use all real property, plants, machinery and equipment necessary for the conduct of the business of Tiger Fair as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect on Tiger Fair. The material buildings, plants, machinery and equipment necessary for the conduct of the business of Tiger Fair as presently conducted are structurally sound, are in good operating condition and repair and are adequate for the uses to which they are being put, in each case, taken as a whole, and none of such buildings, plants, machinery or equipment are in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.13 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.13, Tiger Fair and the Tiger Fair Subsidiaries have no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to Tiger Fair) arising out of any transaction entered into at or prior to the Closing Date or any act or omission at or prior to the Closing Date, except to the extent set forth on or reserved against on Tiger Fair's audited consolidated financial statements for the fiscal years ended April 30, 2010 and 2009. All debts, obligations or liabilities with respect to directors and officers of Tiger Fair will be cancelled prior to the Closing. Tiger Fair has not incurred any liabilities or obligations under agreements entered into, except in the usual and ordinary course of business since April 30, 2010.

Section 3.14 Changes. Tiger Fair has not, since April 30, 2010:

a. Conducted its business or entered into any transaction other than in the usual and ordinary course of business, except for this Agreement.

b. Suffered or experienced any change in, or affecting, their condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects other than changes, events or conditions in the usual and ordinary course of their business, none of which would have a Material Adverse Effect;

c. Made any loans or advances to any Person (for purposes of this Agreement, "Person" means all natural persons, corporations, business trusts, associations, companies, partnerships, limited liability companies, joint ventures and other entities, governments, agencies and political subdivisions) other than travel advances and reimbursement of expenses made to employees, officers and directors in the ordinary course of business;

d. Created or permitted to exist any Lien on any material property or asset of Tiger Fair, other than (a) Liens for taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen's compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business; and (d) Liens that would not have a Material Adverse Effect ("Permitted Liens");

e. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of their capital stock or any other of their securities or any equity security of any class of Tiger Fair, or altered the term of any of their outstanding securities or made any change in their outstanding shares of capital stock or their capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise;

f. Declared, set aside, made or paid any dividend or other distribution to any of their stockholders;

g. Terminated or modified any and all agreements, contracts, arrangements, leases, commitments or otherwise, of Tiger Fair, of the type and nature that is required to be filed with the SEC (each a "Material Tiger Fair Contract"), except for termination upon expiration in accordance with the terms thereof or as set forth in Schedule 3.14(g);

h. Released, waived or cancelled any claims or rights relating to or affecting Tiger Fair in excess of US $10,000 in the aggregate or instituted or settled any Action involving in excess of US $10,000 in the aggregate;

i. Paid, discharged or satisfied any claim, obligation or liability in excess of US $10,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the ordinary course of business;

j. Created, incurred, assumed or otherwise become liable for any indebtedness in excess of US $10,000 in the aggregate, other than professional fees;

k. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

l. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

m. Changed their method of accounting or the accounting principles or practices utilized in the preparation of their financial statements, other than as required by U.S. GAAP;

n. Except as set forth on Schedule 3.14(n), entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Section 3.15 Material Tiger Fair Contracts. Tiger Fair has made available to OCEE and Valentyna Stupenko, prior to the date of this Agreement, true, correct and complete copies of each written Material Tiger Fair Contract, including each amendment, supplement and modification thereto.

a. No Defaults. Each Material Tiger Fair Contract is a valid and binding agreement of Tiger Fair and are in full force and effect. Except as would not have a Material Adverse Effect, Tiger Fair is not in breach or default of any Material Tiger Fair Contract to which they are a party and, to the knowledge of Tiger Fair, no other party to any Material Tiger Fair Contract is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any Material Tiger Fair Contract or (b) permit Tiger Fair or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Material Tiger Fair Contract. Tiger Fair has not received notice of the pending or threatened cancellation, revocation or termination of any Material Tiger Fair Contract to which it is a party. There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate any material terms of any Material Tiger Fair Contract.

Section 3.16 Material Assets. The financial statements of Tiger Fair reflect the material properties and assets (real and personal) owned or leased by Tiger Fair.

Section 3.17 Litigation; Orders. Except as set forth on Schedule 3.17, there are no Actions (whether U.S. or non-U.S. federal, state, local or foreign) pending or, to the knowledge of Tiger Fair, threatened against or affecting any of Tiger Fair or any of Tiger Fair's properties, assets, business or employees. To the knowledge of Tiger Fair, there are no facts that might result in or form the basis for any such Action and Tiger Fair is not subject to any Orders.

Section 3.18 Licenses. Except as would not have a Material Adverse Effect, Tiger Fair possesses from the appropriate Governmental Authority all licenses, permits, authorizations, approvals, franchises and rights that are necessary for any of Tiger Fair and the Tiger Fair Subsidiaries to engage in their business as currently conducted and to permit Tiger Fair to own and use their properties and assets in the manner in which they currently own and use such properties and assets (collectively, "Tiger Fair Permits"). Tiger Fair has not received notice from any Governmental Authority or other Person that there are lacking any license, permit, authorization, approval, franchise or right necessary for Tiger Fair to engage in its business as currently conducted and to permit Tiger Fair to own and use its properties and assets in the manner in which it currently owns and uses such properties and assets. Except as would not have a Material Adverse Effect, Tiger Fair Permits are valid and in full force and effect. Except as would not have a Material Adverse Effect, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (a) constitute or result, directly or indirectly, in a violation of or a failure to comply with any Tiger Fair Permit; or (b) result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Tiger Fair Permit. Tiger Fair has not received notice from any Governmental Authority or any other Person regarding: (a) any actual, alleged, possible or potential contravention of any Tiger Fair Permit; or (b) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Tiger Fair Permit. All applications required to have been filed for the renewal of such Tiger Fair Permits have been duly filed on a timely basis with the appropriate Persons, and all other filings required to have been made with respect to such Tiger Fair Permits have been duly made on a timely basis with the appropriate Persons. All Tiger Fair Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges, all of which have, to the extent due, been duly paid.

Section 3.19 Interested Party Transactions. Except as disclosed on Schedule 3.19, no officer, director or stockholder of any of Tiger Fair or any affiliate or "associate" (as such term are defined in Rule 405 of the SEC under the Securities Act) of any such Person, have or have had, either directly or indirectly, (1) an interest in any Person which (a) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by Tiger Fair, or (b) purchases from or sells or furnishes to, or proposes to purchase from, sell to or furnish Tiger Fair any goods or services; or (2) a beneficial interest in any contract or agreement to which Tiger Fair is a party or by which they may be bound or affected.

Section 3.20 Governmental Inquiries. Tiger Fair has provided to OCEE a copy of each material written inspection report, questionnaire, inquiry, demand or request for information received by Tiger Fair from any Governmental Authority, and Tiger Fair's response thereto, and each material written statement, report or other document filed by Tiger Fair with any Governmental Authority.

Section 3.21 Intellectual Property. Except as set forth on Schedule 3.21 hereto, Tiger Fair does not own, use or license any Intellectual Property in their business as presently conducted. For purposes of this Agreement, "Intellectual Property" means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Section 3.22 Stock Option Plans; Employee Benefits.

a. Except as set forth on Schedule 3.22(a) hereto, Tiger Fair has no stock option plans providing for the grant by Tiger Fair of stock options to directors, officers or employees.

b. Except as set forth on Schedule 3.22(b) hereto, Tiger Fair has no employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided Tiger Fair.

c. Neither the consummation of the transactions contemplated hereby alone, nor in combination with another event, with respect to each director, officer, employee and consultant of Tiger Fair, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from Tiger Fair, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of Tiger Fair provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of Tiger Fair.

Section 3.23 Environmental and Safety Matters. Except as set forth on Schedule 3.23 and except as would not have a Material Adverse Effect:

a. Tiger Fair has at all time been and are in compliance with all Environmental Laws (as defined below) applicable to Tiger Fair.

b. There are no Actions pending or threatened against Tiger Fair alleging the violation of any Environmental Law (as defined below) or Environmental Permit applicable to Tiger Fair or alleging that Tiger Fair is a potentially responsible party for any environmental site contamination.

c. Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Authority or third Persons under any Law or other requirement relating to the environment, natural resources, or public or employee health and safety ("Environmental Laws") applicable to Tiger Fair.

Section 3.24 Board Recommendation. The Board of Directors of Tiger Fair, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of King Harbour and has duly authorized this Agreement and the transactions contemplated by this Agreement.

Section 3.25 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by Tiger Fair and King Harbour at the Closing as if made at such time and shall survive the Closing for a period terminating twenty-four (24) months after the date of the Closing.

Section 3.26 Tax Returns, Payments and Elections. Each of Tiger Fair, King Harbour and its Subsidiaries has timely filed all Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including, without limitation, estimated tax returns and reports and material information returns and reports) ("Tax Returns") required pursuant to applicable law to be filed with any Tax Authority (as defined below). All such Tax Returns are accurate, complete and correct in all material respects, and each of OCEE and its Subsidiaries has timely paid all Taxes due. Each of Tiger Fair, King Harbour and its Subsidiaries has withheld or collected from each payment made to each of its employees the amount of all Taxes (including, but not limited to, United States income taxes and other foreign taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax Authority. For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any United States, local or foreign governmental authority or regulatory body responsible for the imposition of any such tax (domestic or foreign) (a "Tax Authority"), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of any express or implied obligation to indemnify any other person.

ARTICLE IV

COVENANTS

Section 4.1 Certain Changes and Conduct of Business.

a. From and after the date of this Agreement and until the Closing Date, OCEE shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of OCEE contained herein.

b. From and after the date of this Agreement, Tiger Fair and each of its Subsidiaries will:

i. continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

ii. file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

iii. continue to conduct its business in the ordinary course consistent with past practices;

iv. keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

v. continue to maintain existing business relationships with suppliers.

c. From and after the date of this Agreement, King Harbour will not sell, transfer, convey, assign or otherwise dispose of, or contract or otherwise agree to sell, transfer, convey, assign or otherwise dispose of any of the Tiger Fair Shares except as provided by this Agreement.

Section 4.2 Access to Properties and Records. Tiger Fair shall afford to OCEE's accountants, counsel and authorized representatives, and OCEE shall afford to Tiger Fair' accountants, counsel and authorized representatives, full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties' properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

Section 4.3 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement, nor any of its officers or directors (subject to such director's fiduciary duties), nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware.

Section 4.4 Consents and Approvals. The parties shall: (i) use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and (ii) diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

Section 4.5 Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

Section 4.6 Share Cancellation. Valentyna Stupenko agrees to cancel 9,816,754 shares and certain other shareholders not party to this Agreement have agreed to cancel an aggregate of 4,901,863 shares of OCEE's common stock.

ARTICLE V

CONDITIONS TO OBLIGATIONS OF TIGER FAIR AND KING HARBOUR

The obligations of Tiger Fair and King Harbour to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Tiger Fair and King Harbour at their sole discretion:

Section 5.1 Representations and Warranties of OCEE and Valentyna Stupenko. All representations and warranties made by OCEE and Valentyna Stupenko in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if again made by OCEE and Valentyna Stupenko on and as of such date and insofar as any inconsistency or inaccuracy does not or will not have a OCEE Material Adverse Effect, except insofar as the representations and warranties relate expressly and solely to a particular date or period, in which case, subject to the limitations applicable to the particular date or period, they will be true and correct in all material respects on and as of the Closing Date with respect to such date or period.

Section 5.2 Agreements and Covenants. Each of OCEE and Valentyna Stupenko shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by on or prior to the Closing Date.

Section 5.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of OCEE shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 5.5 Share and Debt Cancellations. King Harbour shall have received such documents required for the cancellation of all debt owed to Valentyna Stupenko and 14,718,590 shares of OCEE's common stock held by Valentyna Stupenko.

Section 5.6 Other Closing Documents. King Harbour shall have received such certificates, instruments and documents in confirmation of the representations and warranties of OCEE and the OCEE Controlling Shareholder, OCEE's and the OCEE Controlling Shareholder's performance of its obligations hereunder, and/or in furtherance of the transactions contemplated by this Agreement as King Harbour and/or their respective counsel may reasonably request.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF OCEE

The obligations of OCEE to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by OCEE in its sole discretion:

Section 6.1 Representations and Warranties of Tiger Fair and King Harbour. All representations and warranties made by Tiger Fair and King Harbour in this Agreement shall be true and correct on and as of the Closing Date as if again made by Tiger Fair and King Harbour, as applicable, on and as of such date.

Section 6.2 Agreements and Covenants. Each of Tiger Fair and King Harbour shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date.

Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of Tiger Fair, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

Section 6.5 Other Closing Documents. OCEE shall have received such certificates, financial statements, instruments and documents in confirmation of the representations and warranties of Tiger Fair and King Harbour, the performance of Tiger Fair and King Harbour' respective obligations hereunder and/or in furtherance of the transactions contemplated by this Agreement as OCEE or its counsel may reasonably request.

ARTICLE VII

POST-CLOSING AGREEMENTS

Section 7.1 Consistency in Reporting. Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.

Section 7.2 Transaction Form 8-K. Within four (4) business days of the Closing Date, OCEE and Tiger Fair shall have ensured that the Transaction Form 8-K has been filed with the SEC.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

a. By the mutual written consent of King Harbour and OCEE;

b. By OCEE, on a material breach on the part of Tiger Fair or King Harbour of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Tiger Fair or King Harbour shall become untrue, in either case such that any of the conditions set forth in Article VII hereof would not be satisfied (a "Tiger Fair Breach"), and such breach, if capable of cure, has not been cured within ten (10) days after receipt by Tiger Fair and King Harbour of a written notice from OCEE setting forth in detail the nature of such Tiger Fair Breach;

c. By King Harbour, upon a material breach on the part of OCEE of any representation, warranty, covenant or agreement set forth in this Agreement, or, if any representation or warranty of OCEE shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "OCEE Breach"), and such breach, if capable of cure, has not been cured within ten (10) days after receipt by OCEE of a written notice from King Harbour setting forth in detail the nature of such OCEE Breach;

d. By either OCEE or King Harbour, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either King Harbour or OCEE if the Closing shall not have been consummated as a result of Tiger Fair or OCEE having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date; or

e. By either King Harbour or OCEE if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

Section 8.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating parties to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VIII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall expire on the first day of the twenty-four (24) month anniversary of the Closing Date (the "Survival Period"), subject to Sections 2.18 and 3.25. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

Section 9.2 Indemnification.

a. Indemnification Obligations in favor of the Executive Officers, Directors, Employees and Controlling Stockholders of OCEE. Notwithstanding the limitation set forth in Section 9.1 and subject to the limitation set forth in this Section 9.2, from and after the Closing Date until the expiration of the twenty-four-month anniversary of the Closing Date, Tiger Fair and King Harbour shall reimburse and hold harmless the OCEE's executive officers, directors, employees in office immediately prior to the Closing and Valentyna Stupenko (each such person and his heirs, executors, administrators, agents, successors and assigns is referred to herein as a "OCEE Indemnified Party") against and in respect of any and all damages, losses, settlement payments, in respect of deficiencies, liabilities, costs, expenses and claims suffered, sustained, incurred or required to be paid by any OCEE Indemnified Party, and any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other procedures or investigation against any OCEE Indemnified Party, which arises or results from a third-party claim brought against a OCEE Indemnified Party to the extent based on (i) a breach of the representations and warranties with respect to the business, operations or assets of Tiger Fair, (ii) the actions or omissions of any officer, director, shareholder, employee, or agent of Tiger Fair after the Closing, or (iii) any actions or omissions or any OCEE Indemnified Party taken in furtherance of the transactions contemplated by this Agreement.

Section 9.3 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

Section 9.4 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

Section 9.5 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

Section 9.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

If to Tiger Fair or King Harbour, to:

No. 1 Heying Road, Jinqu Town, Mei Xian Country
Baoji, Shaanxi
People's Republic of China
722306
Tel: 86-91-7569-5123
Fax: 86-91-7569-5330

with copies to:

W.L. Macdonald Law Corporation
4th Floow - 570 Granville Street, Vancouver, BC
Canada, V6C 3P1
Tel:  604-689-1022
Fax:  604-681-4760

If to OCEE or Valentyna Stupenko, to:

1984 Isaac Newton Square West, Suite 202
Reston, VA, 20190
Tel:  703-888-6922
Fax:  703-888-6922

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.6.

Section 9.7 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

Section 9.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

Section 9.9 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 9.11 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.5.

Section 9.12 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.

Section 9.14 Amendments and Waivers. Except or otherwise provided herein, no amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[REST OF PAGE DELIBERATELY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TIGER FAIR LIMITED:

By:

Shehui Shi

KING HARBOUR INTERNATIONAL LIMITED:

By:

Shehui Shi

By:

Lei Shi

SINO CEMENT, INC.

By:

Qingyan Wang, President

VALENTYNA STUPENKO

EXHIBIT A

OCEE Share Issuances

Name	Number of OCEE Shares Received
Shehui Shi	7,125,000
Lei Shi	7,125,000